Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Third Quarter 2024 Results

LEAWOOD, KANSAS - (November 6, 2024) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the three months ended September 30, 2024.

Third Quarter 2024 Summary Results:

●	Total revenues were $1,348.8 million.
●	Net loss was $(20.7) million compared to net earnings of $12.3 million for Q3 2023.
●	Adjusted EBITDA was $161.8 million compared to $199.9 million for Q3 2023.
●	Net cash (used in) provided by operating activities was $(31.5) million compared to $65.9 million for Q3 2023.
●	Cash and cash equivalents at September 30, 2024 was $527.4 million.

Adam Aron, Chairman and CEO of AMC Entertainment said, “I am almost euphoric about the vital improvements lodged at AMC Entertainment during the third quarter of 2024, with our achieving two important milestones in what has been a long road toward a post-COVID recovery. First, on solidifying our financial metrics, and despite our net loss, our Adjusted EBITDA posted in the 3rd quarter of 2024 was the second-best performance of any third quarter in AMC's 104-year history. What’s more, in this third quarter, AMC’s Total Revenues were 31% stronger than our revenues of Q2 2024, our Net Loss was narrowed by 37% compared to the loss in the second quarter of 2024 and our Adjusted EBITDA was four times stronger than that of Q2 2024. This is a direct result of the greatly improving industry-wide box office throughout the third quarter, which we expect will continue going forward. And second, on the strengthening of AMC’s balance sheet, our debt transactions announcement in July pushed the maturity of $2.4 billion of our long term debt out into the future for several years, from 2026 to 2029 and 2030. In addition, so far this year, AMC has further reduced our outstanding debt in total by some $349 million through our capital markets efforts, including debt buybacks and equity exchanges.”

Aron continued, “During the third quarter of 2024, we are proud that AMC also achieved a new record for our third quarter admissions revenue per patron and an all-time record of any quarter for our food and beverage revenue per patron. It is especially encouraging that because we have worked so hard to put in place operational and financial efficiencies, we realized Adjusted EBITDA in this just completed quarter that was in-line with the pre-pandemic third quarter of 2019, even though our attendance in the just completed quarter was 25% lower than the same quarter in 2019.”

Aron added, “Admittedly, some of our third quarter metrics of 2024 were behind those of last year. However, we believe of much greater importance is our bullishness about the impressive movie slate that is coming to our theatres in November and December of 2024, and continuing in 2025 and again in 2026. Based on what we know now, we expect that the industry-wide box office should markedly rise at year-end and rise yet again for the next two years.”

Aron concluded, “We are pleased that we ended the quarter with $527 million of cash on hand. Even so, we are well aware that we still have work ahead of us to navigate our way forward, but those quite real challenges notwithstanding, we are nonetheless confident and optimistic about our future.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
GAAP Results
Total revenues	$1,348.8	$1,405.9	(4.1)%	$3,330.8	$3,708.2	(10.2)%
Net earnings (loss)	$(20.7)	$12.3	$(33.0)	$(217.0)	$(214.6)	$(2.4)
Net cash provided by (used in) operating activities	$(31.5)	$65.9	$(97.4)	$(254.4)	$(137.4)	$(117.0)
Diluted earnings (loss) per share	$(0.06)	$0.08	$(0.14)	$(0.69)	$(1.43)	$0.74
Non-GAAP Results*
Adjusted EBITDA	$161.8	$199.9	$(38.1)	$179.1	$406.4	$(227.3)
Free cash flow	$(92.2)	$8.4	$(100.6)	$(410.2)	$(290.9)	$(119.3)
Adjusted net loss	$(15.9)	$(13.9)	$(2.0)	$(358.3)	$(200.2)	$(158.1)
Adjusted diluted loss per share	$(0.04)	$(0.09)	$0.05	$(1.13)	$(1.33)	$0.20
Constant Currency Results (1):
Total revenues	$1,345.0	$1,405.9	(4.3)%	$3,322.6	$3,708.2	(10.4)%
Adjusted EBITDA	$162.4	$199.9	$(37.5)	$179.8	$406.4	$(226.6)
Operating Metrics
Attendance (in thousands)	65,087	73,576	(11.5)%	161,731	187,565	(13.8)%
U.S. markets attendance (in thousands)	46,924	51,524	(8.9)%	113,907	133,909	(14.9)%
International markets attendance (in thousands)	18,163	22,052	(17.6)%	47,824	53,656	(10.9)%
Average screens	9,534	9,781	(2.5)%	9,618	9,885	(2.7)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2023. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at September 30, 2024 was $527.4 million excluding restricted cash of $49.7 million.

Third Quarter 2024

During the third quarter 2024, AMC:

●	Completed a series of transactions to extend the maturity of approximately $2.4 billion of the Company's debt due 2026 to 2029 and 2030.
o	As previously disclosed, AMC issued approximately $2.0 billion of new term loans due 2029 (“New Term Loans”) in consideration for the open market purchase of approximately $1.9 billion of its existing Senior Secured Term Loans due 2026 (“Existing Term Loans”) and approximately $100 million of its 10%/12% Cash/PIK Toggle Second Lien Subordinated Secured Notes due 2026 (“Second Lien Notes”).
o	As previously disclosed, AMC issued approximately $414 million of new 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (“Exchangeable Notes”) for cash, with proceeds used to repurchase approximately $414 million of Second Lien Notes.
o	In addition, AMC completed open-market purchases of the Company’s Existing Term Loans, and in exchange, issued to such selling holders approximately $31.0 million of the Company’s New Term Loans pursuant to the New Term Loan Credit Agreement.

o	As of September 30, 2024, the Company had completed open market purchases of $1,895.0 million aggregate principal amount of its Existing Term Loans and accordingly, as of such date, the Company had no remaining Existing Term Loans outstanding.
●	Repurchased $50.0 million aggregate principal amounts of the Second Lien Notes due 2026 for $50.5 million.
●	Repurchased $7.0 million aggregate principal amounts of the 5.75% Senior Subordinated Notes due 2025 for $6.7 million.
●	Exchanged $8.6 million aggregate principal amounts of the 5.75% Senior Subordinated Notes due 2025 for 0.4 million shares of our Class A common stock and $6.2 million.
●	Exchanged $9.6 million aggregate principal amounts of the 5.875% Senior Subordinated Notes due 2026 for 0.4 million shares of our Class A common stock and $6.0 million.
●	Exchanged $45.0 million aggregate principal amounts of Second Lien Notes due 2026 for 2.7 million shares of our Class A common stock and $32.7 million.

Four Quarter 2024

During the fourth quarter 2024, AMC:

●	Exchanged $32.7 million aggregate principal amounts of the Second Lien Notes due 2026 for 7.5 million shares of our Class A common stock and $1.0 million.
●	Exchanged $12.5 million aggregate principal amounts of the 5.75% Senior Subordinated Notes due 2025 for 3.2 million shares of our Class A common stock.

Thus far in 2024, the Company has reduced the total principal amount of corporate borrowings and finance leases by $349 million.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, November 6, 2024. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 880 theatres and 9,800 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, our cash generation potential, our financial runway, the continued box office recovery as well as the future box office outlook. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; availability of financing upon favorable terms or at all; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2024 to allow AMC to generate net positive operating cash flow and long-term profitability to overcome liquidity concerns; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production and performance (including as a result of production delays to the release of movies caused by labor stoppages, including but not limited to the Writers Guild of America strike and the Screen Actors Guild-American Federation of Television and Radio Artists strike that occurred during 2023); general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of Class A common stock; dilution of voting power through the issuance of Class A common stock underlying the Exchangeable Notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit;  AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Nine Months Ended September 30, 2024 and September 30, 2023

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Admissions	$744.2	$797.7	$1,839.1	$2,075.9
Food and beverage	490.4	482.7	1,178.7	1,299.6
Other theatre	114.2	125.5	313.0	332.7
Total revenues	1,348.8	1,405.9	3,330.8	3,708.2

Operating costs and expenses
Film exhibition costs	381.4	398.5	893.0	1,027.8
Food and beverage costs	89.7	90.1	222.6	243.2
Operating expense, excluding depreciation and amortization below	454.6	449.8	1,237.9	1,245.0
Rent	216.4	224.3	659.3	650.8
General and administrative:
Merger, acquisition and other costs	0.1	0.7	0.1	1.5
Other, excluding depreciation and amortization below	54.0	54.4	160.7	184.8
Depreciation and amortization	80.8	88.7	241.2	279.1
Operating costs and expenses	1,277.0	1,306.5	3,414.8	3,632.2

Operating income (loss)	71.8	99.4	(84.0)	76.0
Other expense (income), net:
Other income	(22.8)	(15.9)	(173.8)	(10.0)
Interest expense:
Corporate borrowings	109.6	93.4	289.8	276.1
Finance lease obligations	1.0	0.9	2.5	2.8
Non-cash NCM exhibitor services agreement	9.0	9.4	27.5	28.5
Investment income	(3.2)	(3.0)	(14.4)	(11.4)
Total other expense, net	93.6	84.8	131.6	286.0

Earnings (loss) before income taxes	(21.8)	14.6	(215.6)	(210.0)
Income tax provision (benefit)	(1.1)	2.3	1.4	4.6
Net earnings (loss)	$(20.7)	$12.3	(217.0)	(214.6)

Diluted earnings (loss) per share	$(0.06)	$0.08	$(0.69)	$(1.43)

Average shares outstanding diluted (in thousands)	361,853	162,607	315,783	150,465

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2024	December 31, 2023
Cash and cash equivalents	$527.4	$884.3
Corporate borrowings	4,144.0	4,577.4
Other long-term liabilities	91.4	102.7
Finance lease liabilities	53.2	55.4
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,685.3)	(1,847.9)
Total assets	8,324.1	9,009.2

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$(31.5)	$65.9	$(254.4)	$(137.4)
Net cash used in investing activities	$(60.5)	$(59.0)	$(154.0)	$(116.4)
Net cash provided by (used in) financing activities	$(155.2)	$292.9	$72.1	$355.3
Free cash flow	$(92.2)	$8.4	$(410.2)	$(290.9)
Capital expenditures	$(60.7)	$(57.5)	$(155.8)	$(153.5)
Screen additions	13	—	13	—
Screen acquisitions	—	8	1	15
Screen dispositions	105	33	235	381
Construction openings (closures), net	3	(17)	(38)	(30)
Average screens	9,534	9,781	9,618	9,885
Number of screens operated	9,800	10,078	9,800	10,078
Number of theatres operated	874	904	874	904
Screens per theatre	11.2	11.1	11.2	11.1
Attendance (in thousands)	65,087	73,576	161,731	187,565

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	46,924	51,524	113,907	133,909
International markets	18,163	22,052	47,824	53,656
Consolidated	65,087	73,576	161,731	187,565

Average ticket price (in dollars):
U.S. markets	$12.19	$11.40	$12.13	$11.65
International markets	$9.47	$9.53	$9.55	$9.60
Consolidated	$11.43	$10.84	$11.37	$11.07

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.49	$7.43	$8.33	$7.86
International markets	$5.07	$4.53	$4.81	$4.61
Consolidated	$7.53	$6.56	$7.29	$6.93

Average screen count (month end average):
U.S. markets	7,179	7,356	7,231	7,429
International markets	2,355	2,425	2,387	2,456
Consolidated	9,534	9,781	9,618	9,885

Contribution margin per patron (in dollars):
U.S. markets	$14.43	$13.38	$14.76	$13.87
International markets	$11.04	$10.33	$11.16	$10.82
Consolidated	$13.49	$12.47	$13.70	$12.99

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
U.S. markets	$1,055.3	$1,063.9	$2,560.3	$2,855.8
International markets	293.5	342.0	770.5	852.4
Consolidated	$1,348.8	$1,405.9	$3,330.8	$3,708.2

Adjusted EBITDA
U.S. markets	$143.3	$155.5	$178.5	$353.4
International markets	18.5	44.4	0.6	53.0
Consolidated	$161.8	$199.9	$179.1	$406.4

Capital Expenditures
U.S. markets	$41.6	$40.8	$107.1	$112.2
International markets	19.1	16.7	48.7	41.3
Consolidated	$60.7	$57.5	$155.8	$153.5

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net earnings (loss)	$(20.7)	$12.3	$(217.0)	$(214.6)
Plus:
Income tax provision (benefit)	(1.1)	2.3	1.4	4.6
Interest expense	119.6	103.7	319.8	307.4
Depreciation and amortization	80.8	88.7	241.2	279.1
Certain operating expense (2)	2.0	3.8	3.5	4.0
Equity in earnings of non-consolidated entities (3)	(5.2)	(3.1)	(9.9)	(5.3)
Attributable EBITDA (4)	1.3	1.4	1.2	1.6
Investment income (5)	(3.2)	(3.0)	(14.4)	(11.4)
Other income (6)	(18.1)	(14.1)	(161.9)	(1.4)
General and administrative expense—unallocated:
Merger, acquisition and other costs (7)	0.1	0.7	0.1	1.5
Stock-based compensation expense (8)	6.3	7.2	15.1	40.9
Adjusted EBITDA (1)	$161.8	$199.9	$179.1	$406.4

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures. During the three months ended September 30, 2024, we changed the definition of Adjusted EBITDA to no longer further adjust for “cash distributions from non-consolidated entities” and “other non-cash rent benefit”. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Equity in earnings of non-consolidated entities during the three months ended September 30, 2024 primarily consisted of equity in earnings from AC JV of $(4.3) million. Equity in earnings of non-consolidated entities during the three months ended September 30, 2023 primarily consisted of equity in earnings from AC JV of $(1.5) million.

Equity in earnings of non-consolidated entities during the nine months ended September 30, 2024 primarily consisted of equity in earnings from AC JV of $(9.5) million. Equity in earnings of non-consolidated entities during the nine months ended September 30, 2023 primarily consisted of equity in earnings from AC JV of $(3.4) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Equity in (earnings) of non-consolidated entities	$(5.2)	$(3.1)	$(9.9)	$(5.3)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(4.7)	(2.1)	(10.3)	(4.7)
Equity in earnings (loss) of International theatre joint ventures	0.5	1.0	(0.4)	0.6
Income tax provision (benefit)	—	0.1	(0.1)	(0.1)
Investment income	(0.1)	(0.2)	—	(0.1)
Interest expense	—	0.1	0.1	0.2
Depreciation and amortization	0.7	0.4	1.4	1.0
Other expense	0.2	—	0.2	—
Attributable EBITDA	$1.3	$1.4	$1.2	$1.6
5)	Investment expense (income) during the three months ended September 30, 2024 includes appreciation in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $(0.3) million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft of $1.7 million and interest income of $(4.6) million. Investment expense (income) during the three months ended September 30, 2023 included appreciation in estimated fair value of our investment in common shares of Hycroft of $(0.1) million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft of $0.8 million, and interest income of $(3.7) million.

Investment expense (income) during the nine months ended September 30, 2024 includes appreciation in estimated fair value of our investment in common shares of Hycroft of $(0.2) million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft of $1.9 million, and interest income of $(16.1) million. Investment expense (income) during the nine months ended September 30, 2023 included deterioration in estimated fair value of the Company’s investment in common shares of Hycroft of $5.4 million, deterioration in estimated fair value of the Company’s investment in warrants to purchase common shares of Hycroft of $5.4 million, $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(8.5) million.

6)	Other expense (income) during the three months ended September 30, 2024 includes shareholder litigation recoveries of $(14.9) million, foreign currency transaction gains of $(21.5) million, losses on debt extinguishment of $50.8 million, Term Loan modification third party fees of $41.0 million, and a decrease in fair value of the derivative liability for the embedded conversion feature in the Exchangeable Notes due 2030 of $(73.5) million. Other expense (income) during the three months ended September 30, 2023 included a non-cash litigation adjustment of $(16.1) million, foreign currency transaction losses of $12.8 million and gains on debt extinguishment of $(10.8) million.

Other expense (income) during the nine months ended September 30, 2024 includes shareholder litigation recoveries of $(34.0) million, gains on debt extinguishment of $(40.3) million, Term Loan modification third party fees of $41.0 million, a vendor dispute settlement of $(36.2) million, foreign currency transaction gains of $(18.9) million and a decrease in fair value of the derivative liability for the embedded conversion feature in the Exchangeable Notes due 2030 of $(73.5) million. Other expense (income) during the nine months ended September 30, 2023 included a non-cash litigation charge of $99.3 million, partially offset by gains on debt extinguishment of $(97.5) million and foreign currency transaction gains of $(3.2) million.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Net cash provided by (used in) operating activities	$(31.5)	$65.9	$(254.4)	$(137.4)
Plus: total capital expenditures	(60.7)	(57.5)	(155.8)	(153.5)
Free cash flow (1)	$(92.2)	$8.4	$(410.2)	$(290.9)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (3)	$25.7	$19.9	$44.7	$52.7
Maintenance capital expenditures (2)	38.2	36.6	103.0	83.1
Change in construction payables (4)	(3.2)	1.0	8.1	17.7
Total capital expenditures	$60.7	$57.5	$155.8	$153.5

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

3)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2024	2023	2024	2023	2024	2023
Total revenues	$1,055.3	$1,063.9	$293.5	$342.0	$1,348.8	$1,405.9
Less:
Film exhibition costs, cost of revenues	(311.1)	(309.2)	(70.3)	(89.3)	(381.4)	(398.5)
Food and beverage costs, cost of revenues	(67.0)	(65.1)	(22.7)	(25.0)	(89.7)	(90.1)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(345.7)	(339.5)	(108.9)	(110.3)	(454.6)	(449.8)
Rent, cost of revenues	(160.7)	(166.4)	(55.7)	(57.9)	(216.4)	(224.3)
Depreciation and amortization expense, cost of revenues (2)	(57.0)	(63.2)	(16.9)	(17.2)	(73.9)	(80.4)
GAAP gross profit	$113.8	$120.5	$19.0	$42.3	$132.8	$162.8
Attendance (in thousands)	46,924	51,524	18,163	22,052	65,087	73,576
GAAP gross profit per patron	$2.43	$2.34	$1.05	$1.92	$2.04	$2.21

Contribution margin reconciliation
GAAP gross profit	$113.8	$120.5	$19.0	$42.3	$132.8	$162.8
Operating expense, excluding depreciation and amortization expense, cost of revenues	345.7	339.5	108.9	110.3	454.6	449.8
Rent, cost of revenues	160.7	166.4	55.7	57.9	216.4	224.3
Depreciation and amortization expense, cost of revenues (2)	57.0	63.2	16.9	17.2	73.9	80.4
Contribution margin (1)	$677.2	$689.6	$200.5	$227.7	$877.7	$917.3
Attendance (in thousands)	46,924	51,524	18,163	22,052	65,087	73,576
Contribution margin per patron (1)	$14.43	$13.38	$11.04	$10.33	$13.49	$12.47

Constant currency contribution margin (3)	$677.2	$689.6	$197.7	$227.7	$874.9	$917.3
Constant currency contribution margin per patron (3)	$14.43	$13.38	$10.88	$10.33	$13.44	$12.47

	U.S. Markets		International Markets		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2024	2023	2024	2023	2024	2023
Total revenues	$2,560.3	$2,855.8	$770.5	$852.4	$3,330.8	$3,708.2
Less:
Film exhibition costs, cost of revenues	(712.8)	(817.7)	(180.2)	(210.1)	(893.0)	(1,027.8)
Food and beverage costs, cost of revenues	(165.8)	(181.2)	(56.8)	(62.0)	(222.6)	(243.2)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(926.0)	(930.4)	(311.9)	(314.6)	(1,237.9)	(1,245.0)
Rent, cost of revenues	(489.0)	(485.0)	(170.3)	(165.8)	(659.3)	(650.8)
Depreciation and amortization expense, cost of revenues (2)	(171.4)	(200.7)	(47.8)	(53.1)	(219.2)	(253.8)
GAAP gross profit	$95.3	$240.8	$3.5	$46.8	$98.8	$287.6
Attendance (in thousands)	113,907	133,909	47,824	53,656	161,731	187,565
GAAP gross profit per patron	$0.84	$1.80	$0.07	$0.87	$0.61	$1.53

Contribution margin reconciliation
GAAP gross profit	$95.3	$240.8	$3.5	$46.8	$98.8	$287.6
Operating expense, excluding depreciation and amortization expense, cost of revenues	926.0	930.4	311.9	314.6	1,237.9	1,245.0
Rent, cost of revenues	489.0	485.0	170.3	165.8	659.3	650.8
Depreciation and amortization expense, cost of revenues (2)	171.4	200.7	47.8	53.1	219.2	253.8
Contribution margin (1)	$1,681.7	$1,856.9	$533.5	$580.3	$2,215.2	$2,437.2
Attendance (in thousands)	113,907	133,909	47,824	53,656	161,731	187,565
Contribution margin per patron (1)	$14.76	$13.87	$11.16	$10.82	$13.70	$12.99

Constant currency contribution margin (3)	$1,681.7	$1,856.9	$527.5	$580.3	$2,209.2	$2,437.2
Constant currency contribution margin per patron (3)	$14.76	$13.87	$11.03	$10.82	$13.66	$12.99

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under US GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.
3)	The International segment information for the three and nine months ended September 30, 2024, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2023. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended and Nine Months Ended September 30, 2024 and September 30, 2023

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Numerator:
Net earnings (loss)	$(20.7)	$12.3	$(217.0)	$(214.6)
Calculation of adjusted net loss for diluted loss per share:
Marked-to-market gain on derivative liability	(73.5)	—	(73.5)	—
Loss (gain) on extinguishment of debt	50.8	(10.8)	(40.3)	(97.5)
Third party fees paid for Term Loan modification	41.0	—	41.0	—
Loss on investments in NCM and Hycroft	1.4	0.7	1.7	12.6
Vendor dispute settlement	—	—	(36.2)	—
Shareholder litigation	(14.9)	(16.1)	(34.0)	99.3
Adjusted net loss for diluted loss per share	$(15.9)	$(13.9)	$(358.3)	$(200.2)

Denominator (shares in thousands):
Weighted average shares for diluted loss per share	361,853	162,424	315,783	150,465

Adjusted diluted loss per share	$(0.04)	$(0.09)	$(1.13)	$(1.33)

We present adjusted net loss for diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The impact of RSUs and PSUs was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and net loss diluted per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for diluted loss per share and adjusted loss per share may not be comparable to similarly titled measures reported by other companies.

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